                                                                       EXHIBIT 1

[LOGO] b
--------------------------------------------------------------------------------
BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 2000
TORONTO, ONT., M5J 2N7
                                                            Tel: (416) 363-4798
                                                            Fax: (416) 363-1315
--------------------------------------------------------------------------------

NEWS RELEASE
------------

            BREAKWATER ANNOUNCES 2002 FINANCIAL AND OPERATING RESULTS

March 19, 2003.....(TSX..BWR) Breakwater Resources Ltd. reported a consolidated net loss of $19.9 million ($0.12 per share) for the year ended December 31, 2002, on gross sales revenue of $305.4 million. This compares with a consolidated net loss of $111.1 million ($0.92 per share) after a non-cash charge of $70.3 million on gross sales revenue of $304.0 million in 2001.

Cash flow from operations (before changes in non-cash working capital items) was $8.6 million ($0.05 per share) in 2002 compared with cash used by operations of $9.4 million ($0.08 per share) in 2001. For the year 2001, the non-cash write-down of $70.3 million included $53.4 million to reduce the carrying value of the Caribou mine to nil, a reduction of $11.3 million to the carrying value of the Nanisivik mine and $5.6 million for the carrying value of other exploration and non-producing properties.

Sales of zinc, lead and copper concentrate increased by three percent in 2002 from 2001. Zinc metal sales increased by 12 percent while zinc gross revenue decreased slightly due to the lower price of zinc. Production of zinc in concentrate in 2002 increased by two percent over 2001 despite the Nanisivik mine closing in September 2002. Zinc in concentrate production at the Bouchard-Hebert and El Toqui mines increased by 24 percent and 10 percent respectively, more than offsetting lower production at Bougrine, and marginally lower production at Nanisivik and El Mochito.

Minesite operating costs per tonne of ore milled decreased slightly to US$27.18 in 2002 from US$27.26 in 2001. The total cash cost per pound of payable zinc, which includes all minesite cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, decreased by 11 percent to US$0.32 per pound of payable zinc in 2002 compared with US$0.36 per pound of payable zinc in 2001.

Zinc prices for 2002 continued at record lows in real terms. After reaching a 14 year low of US$732.50 (US$0.332 per pound) in the last quarter of 2001 and averaging US$886 per tonne (US$0.402 per pound) for the year, the price of zinc reached a new low of US$725.50 (US$0.329 per pound) in August of 2002 and averaged US$777 per tonne (US$0.352 per pound) in 2002. This represents the lowest average zinc price since 1986. These continuing low prices put severe pressure on the liquidity of the Company necessitating a restructuring of its banking arrangements. In December 2002, the Company's bank credit facilities totalling US$45.1 million, which includes a term loan and a revolving loan required to be repaid or restructured by January 2, 2003, was extended to January 2, 2004.

In the short-term, the prime determinant of the Company's earnings and cash flow will be the price of zinc. The economic slowdown and possible recession in the United States economy are having a negative impact on metal prices. Zinc prices are likely to remain weak until there are reasonable signs of recovery in the economy and the automotive industry in particular. The extended period of low metal prices has forced the closure of several of the world's mines including the premature closing of the Company's Nanisivik mine. Recent smelter closure announcements have been attributed to low metal prices combined with low treatment charges caused by a current shortage of zinc concentrates. These combined closures should help, in the longer term, to reduce the supply of zinc, which should result in an increase in the price.

Looking ahead, the Company has several opportunities from projects currently owned. These include expansion of production at the El Toqui mine and the reopening of the Langlois mine to replace the declining production from the expected closure of the Bouchard-Hebert mine. Price permitting, the Caribou mine also represents an opportunity for growth.

It is management's intent, as in the past, to grow the Company in a manner that is accretive to its shareholders. The Company's vision is to grow its business and increase its ranking in the top 10 global zinc concentrate producers. Management believes that the future for zinc will improve over the next several years as mine and smelter closures continue. With few new projects anticipated and consumption growth fueled by increasing demand in China, the supply/demand balance is expected to improve dramatically. Vertical integration by acquiring interest in a smelter is not precluded, however, the Company believes its real strength lies in mining, and while increasing its position in zinc, is also open to diversification into mining of other metals.

Attached hereto please find the audited consolidated financial statements and management's discussion and analysis of financial condition and results of operations.


Should you require further information please contact:

C. K. Benner,                              Rene R. Galipeau
President and Chief Executive              Executive Vice President and Chief Financial Officer
Officer 416-363-4798 Ext. 269              416-363-4798 Ext.260
cbenner@breakwater.ca                      rgalipeau@breakwater.ca


BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at December 31, 2002 and 2001
(Expressed in thousands of Canadian dollars)
------------------------------------------------------------------------------------------------------------
                                                                                 2002               2001
============================================================================================================
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                    $      6,435       $     3,305
Accounts receivable - concentrate                                                  17,061             3,957
Other receivables                                                                   6,921             6,267
Concentrate inventory                                                              25,340            41,853
Materials and supplies inventory                                                   28,967            38,026
Prepaid expenses and other current assets                                           2,387             2,549

------------------------------------------------------------------------------------------------------------
                                                                                   87,111            95,957
DEFERRED LOSSES ON FOREIGN EXCHANGE HEDGING CONTRACTS                                   -             2,003
RECLAMATION DEPOSITS                                                                1,387             1,237
MINERAL PROPERTIES AND FIXED ASSETS                                               134,882           152,372
------------------------------------------------------------------------------------------------------------
                                                                             $    223,380       $   251,569
============================================================================================================

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                     $     25,577       $    43,985
Provisional payments for concentrate inventory shipped and not priced               8,642            11,633
Short-term debt including current portion of long-term debt                        30,227            34,030
Income and mining taxes payable                                                       381             1,261
------------------------------------------------------------------------------------------------------------
                                                                                   64,827            90,909
LONG-TERM DEBT                                                                     48,438            46,376
RECLAMATION AND CLOSURE COST ACCRUALS                                              13,697            15,708
FUTURE TAX LIABILITIES                                                                822                 -
------------------------------------------------------------------------------------------------------------
                                                                                  127,784           152,993
------------------------------------------------------------------------------------------------------------
CONTINGENCIES AND COMMITMENTS

SHAREHOLDERS' EQUITY
Capital stock                                                                     257,759           239,214
Common shares to be issued                                                            618                 -
Contributed surplus                                                                 1,582             1,485
Deficit                                                                          (178,855)         (158,968)
Cumulative translation adjustments                                                 14,492            16,845
------------------------------------------------------------------------------------------------------------
                                                                                   95,596            98,576
------------------------------------------------------------------------------------------------------------
                                                                             $    223,380       $   251,569
============================================================================================================


BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Years Ended December 31, 2002, 2001 and 2000
(Expressed in thousands of Canadian dollars except share and per share amounts)

----------------------------------------------------------------------------------------------------------------------
                                                                           2002             2001              2000
======================================================================================================================
Gross sales revenue                                                  $     305,354    $     304,037     $     301,850
Treatment and marketing costs                                              136,738          142,236           135,262
----------------------------------------------------------------------------------------------------------------------
Net revenue                                                                168,616          161,801           166,588
----------------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                                     147,653          153,187           105,561
Depreciation and depletion                                                  27,565           27,980            22,777
Reclamation and closure costs                                                2,894            4,126             1,470
----------------------------------------------------------------------------------------------------------------------
                                                                           178,112          185,293           129,808
----------------------------------------------------------------------------------------------------------------------
(LOSS) CONTRIBUTION FROM MINING ACTIVITIES                                  (9,496)         (23,492)           36,780
----------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                                   6,198            7,481             7,322
Interest and financing                                                       5,122            7,946             8,192
Investment and other income                                                   (912)          (9,224)           (4,892)
Foreign exchange (gain) loss on US dollar denominated debt                    (669)           4,720             1,399
----------------------------------------------------------------------------------------------------------------------
                                                                             9,739           10,923            12,021
----------------------------------------------------------------------------------------------------------------------
(LOSS) EARNINGS BEFORE THE FOLLOWING:                                      (19,235)         (34,415)           24,759
----------------------------------------------------------------------------------------------------------------------

Write-down of mineral properties and fixed assets                                -           70,281            27,142
Other non-producing property costs                                             876            3,176             4,662
Foreign exchange hedging loss                                                    -            3,162                 -
Income and mining taxes (recovery)                                            (224)              24             1,704
----------------------------------------------------------------------------------------------------------------------
                                                                               652           76,643            33,508
----------------------------------------------------------------------------------------------------------------------
NET LOSS                                                                   (19,887)        (111,058)           (8,749)
DEFICIT - BEGINNING OF YEAR                                               (158,968)         (47,910)          (39,161)
======================================================================================================================
DEFICIT - END OF YEAR                                                $    (178,855)   $    (158,968)    $     (47,910)
======================================================================================================================

BASIC LOSS PER SHARE                                                 $       (0.12)   $       (0.92)    $       (0.08)
======================================================================================================================
DILUTED EARNINGS PER COMMON SHARE                                    $         N/A    $         N/A     $         N/A
======================================================================================================================
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                                          169,675,000      120,166,000       109,033,000
======================================================================================================================


BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2002, 2001 and 2000
(Expressed in thousands of Canadian dollars)
===============================================================================================================
                                                                     2002             2001              2000
===============================================================================================================

CASH (USED FOR) PROVIDED FROM
OPERATING ACTIVITIES
Net loss                                                          $ (19,887)       $(111,058)       $  (8,749)

Non-cash items:
  Depreciation and depletion                                         27,565           27,980           22,777
  Write-down of mineral properties and fixed assets                       -           70,281           27,142
  Other non-cash items                                                2,379            3,309           (4,749)
  Future income taxes                                                   822                -                -
  Reclamation and closure cost accruals                               2,894            4,126            1,470
--------------------------------------------------------------------------------------------------------------
                                                                     13,773           (5,362)          37,891
Payment of reclamation and closure costs                             (5,126)          (1,996)            (171)
Deferred losses on foreign exchange hedging contracts                     -           (2,003)               -
Changes in non-cash working capital items                           (11,198)          42,460          (13,692)
--------------------------------------------------------------------------------------------------------------
                                                                     (2,551)          33,099           24,028
--------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Issue of common shares for cash                                    17,907              902            1,616
  Purchase of common shares for cancellation                              -                -           (1,360)
  (Decrease) increase in short-term debt                             (3,495)         (27,962)          51,462
  Increase in long-term debt                                          2,390           13,266           20,937
--------------------------------------------------------------------------------------------------------------
                                                                     16,802          (13,794)          72,655
--------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
  Reclamation deposits                                                 (150)             962             (781)
  Mineral properties and fixed assets                               (10,971)         (21,662)         (34,619)
  Acquisition of Bouchard-Hebert and Langlois mines                       -                -          (63,485)
  Acquisition of Jascan Resources Inc. - net of cash acquired             -                -            2,145
--------------------------------------------------------------------------------------------------------------
                                                                    (11,121)         (20,700)         (96,740)
--------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                           3,130           (1,395)             (57)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                         3,305            4,700            4,757
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF YEAR                               6,435        $   3,305        $   4,700
===============================================================================================================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
  Interest                                                        $   3,539        $   5,681        $   6,671

  Income and mining taxes                                         $     588        $     699        $   1,735

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of Breakwater Resources Ltd. (the "Company") constitutes management's review of the factors that affected the Company's financial and operating performance in 2002 and factors reasonably expected to impact on future operations and results. The consolidated financial statements of the Company have been prepared using accounting principles applicable to a going concern, which assumes that the company will continue in operation for the foreseeable future and will be able to realize its assets and satisfy its liabilities in the normal course of business. See Overview, Liquidity and Liquidity Risk discussion.

OVERVIEW

Breakwater Resources Ltd. is an exploration, development and mining company with operations in Canada, Honduras, Chile and Tunisia. Approximately 82 percent of revenue is derived from the sale of zinc concentrates with the balance of revenue from lead, copper, gold and silver.

During the years ended December 31, 2002, 2001 and 2000, the Company incurred net losses of $19.9 million, $111.1 million and $8.7 million, respectively. The losses in 2001 and 2000 included non-cash write-downs of mineral properties and fixed assets of $70.3 million and $27.1 million, respectively. The Company's policy is to defer exploration and development costs until the economic viability of the property is determined or until the property is abandoned.

The year ended December 31, 2002 saw a continuation of record low prices for zinc in real terms. After reaching a 14 year low of US$732.50 (US$0.332 per pound) in the fourth quarter of 2001 and averaging US$886 per tonne (US$0.402 per pound) for the year, the price of zinc reached a new low of US$725.50 (US$0.329 per pound) in August of 2002 and averaged US$777 per tonne (US$0.352 per pound) in 2002. This represents the lowest average zinc price since 1986. These continuing low prices put severe pressure on the liquidity of the Company necessitating a restructuring of its banking arrangements. In December 2002, the Company's Syndicated Credit Facility totalling US$45.1 million, which includes a term loan and a revolving loan required to be repaid or restructured by January 2, 2003, was extended to January 2, 2004. The Company believes that it will not be able to repay its debt under the Syndicated Credit Facility at maturity on January 2, 2004, unless the metal price recovery is stronger and sooner than expected. Accordingly, it will be necessary for the Company to negotiate an extension, to restructure or to replace the Syndicated Credit Facility prior to maturity.

In May 2002, a rights offering was completed for 94,455,000 shares at $0.20 per share to raise $17.6 million net of issue costs. This equity issue was a requirement placed on the Company by its lenders as a condition to extend the due date of the Syndicated Credit Facility to January 2, 2003.

Proceeds from the rights issue, combined with operating improvements, reduced capital expenditures and lower treatment charges provided the working capital requirements for the period ended December 31, 2002. Going forward into 2003, with a forecasted price of zinc in excess of US$800, it is expected that the estimated cash flow of the Company, after capital expenditures and debt servicing requirements, will be sufficient to meet cash requirements for the year. However, it will not be sufficient to retire the debt due on January 2, 2004.


Selected Financial Data

STATEMENT OF OPERATIONS AND DEFICIT DATA      Year ended December 31,
                                             -------------------------------------------------------------
                                              2002               2001              2000
                                             -----------------  ----------------  ------------------------

                                              ($000's except for per share numbers, ratios and weights)
Tonnes of Concentrate Sold
  (Zinc, Copper and Lead)                     518,820            505,521           381,878
Gross Sales Revenue                           305,354            304,037           301,850
Treatment and Marketing Costs                 136,738            142,236           135,262
Net Sales Revenue                             168,616            161,801           166,588
Total Operating Costs                         178,112            185,293           129,808
(Loss) Contribution from Mining Activities     (9,496)           (23,492)           36,780
Net Loss                                       19,887            111,058             8,749
Net Loss per Common Share                        0.12               0.92              0.08
Cash Provided by (used for)
  Operating Activities(1)                       8,647             (9,361)           37,720
Capital Expenditures                           10,971             21,662            34,619
Weighted Average Number of
  Common Shares Outstanding                   169,675            120,166           109,033

Number of Common Shares Outstanding           193,281             93,848            92,039
(1) Before changes in non-cash working capital items.

BALANCE SHEET DATA                            As at December 31,
                                             -------------------------------------------------------------
                                              2002               2001              2000
                                             -----------------  ----------------  ------------------------

Working Capital                                22,284              5,048            23,881
Total Assets                                  223,380            251,569           360,453
Total Debt                                     78,665             80,406            90,280
Total Long Term Liabilities (excl. debt)       14,519             15,708            17,234
Shareholders' Equity (Net Assets)              95,596             98,576           201,859
Net Debt to Net Debt plus Equity                  43%                44%               30%
Book Value per Common Share                      0.49               1.05              2.19
Capital Stock                                 257,759            239,214           238,312

SENSITIVITY TO METAL PRICES

The Company's earnings, cash flow and common share price are highly sensitive to the price of zinc. The following table sets forth the average LME cash prices for zinc, copper and lead, the London PM fix for gold and silver and the US/Canadian dollar exchange rates for 2002, 2001 and 2000.

------------------------------------------------ --------------- -------------- --------------
METAL PRICES                                      2002            2001           2000
------------------------------------------------ --------------- -------------- --------------
Zinc (US$/pound)                                  $0.35           $0.40          $0.51
------------------------------------------------ --------------- -------------- --------------
Lead (US$/pound)                                  $0.21           $0.22          $0.21
------------------------------------------------ --------------- -------------- --------------
Copper (US$/pound)                                $0.71           $0.72          $0.82
------------------------------------------------ --------------- -------------- --------------
Gold (US$/ounce)                                  $266            $271           $279
------------------------------------------------ --------------- -------------- --------------
Silver (US$/ounce)                                $4.56           $4.37          $4.95
------------------------------------------------ --------------- -------------- --------------
Exchange rate (US$1.00/Cdn$) yearly average       1.5701          1.5490         1.4855
------------------------------------------------ --------------- -------------- --------------

The following table illustrates the sensitivity of earnings and cash flow to changes in metal prices and the US/Canadian dollar exchange rate based on production estimates for 2003.

----------------------------------------------------------- --------------------
(Cdn$ thousands)                                             SENSITIVITIES
----------------------------------------------------------- --------------------
Zinc (US$0.01/pound)                                                  4,197
----------------------------------------------------------- --------------------
Lead (US$0.01/pound)                                                    415
----------------------------------------------------------- --------------------
Copper (US$0.01/pound)                                                  115
----------------------------------------------------------- --------------------
Silver (US$0.10/ounce)                                                  220
----------------------------------------------------------- --------------------
Gold (US$10.00/ounce)                                                   378
----------------------------------------------------------- --------------------
Exchange rate (US$0.01/Cdn$1.00)                                        373
----------------------------------------------------------- --------------------

SENSITIVITY TO SMELTER TREATMENT CHARGES

The Company sells zinc, lead and copper concentrates to smelters in various parts of the world including Europe, Asia and the Americas. Smelters charge the Company for treating the zinc, lead and copper concentrates and also for further refining copper concentrates. Treatment charges vary according to the world demand for concentrates. Since 2001, zinc concentrate treatment charges for sales under annual contract have decreased by US$24 per tonne and are expected to decrease a further US$20 per tonne or more for 2003. Spot terms have decreased even further by as much as an additional US$30 per tonne.

The following table outlines the sensitivity to changes in average treatment charges based on production estimates for 2003.

----------------------------------------------------------- --------------------
(Cdn$ thousands)                                             SENSITIVITIES
----------------------------------------------------------- --------------------
Zinc concentrate (US$10.00 per tonne)                                 5,068
----------------------------------------------------------- --------------------
Lead concentrate (US$10.00 per tonne)                                   314
----------------------------------------------------------- --------------------
Copper concentrate (TC US$10.00 per tonne, RC US$0.01 per pound)        453
----------------------------------------------------------- --------------------

FINANCIAL RESULTS SUMMARY

     NET EARNINGS AND CASH FLOW - 2002 AND 2001

The consolidated net loss was $19.9 million ($0.12 per share) for the year ended December 31, 2002, on gross sales revenue of $305.4 million. This compares with a consolidated net loss of $111.1 million ($0.92 per share) after a non-cash charge of $70.3 million on gross sales revenue of $304.0 million in 2001.

Cash flow from operations (before changes in non-cash working capital items) was $8.6 million ($0.05 per share) in 2002 compared with cash used by operations of $9.4 million ($0.08 per share) in 2001. For the year 2001, the non-cash write-down of $70.3 million included $53.4 million to reduce the carrying value of the Caribou mine to nil, a reduction of $11.3 million to the carrying value of the Nanisivik mine and $5.6 million for the carrying value of other exploration and non-producing properties.

---------------------------------------------------- ------------ -------------
($ millions)                                             2002          2001
---------------------------------------------------- ------------ -------------
Loss from mining activities                             (9.5)         (23.5)
---------------------------------------------------- ------------ -------------
Other expenses (net of other income)                     9.7           10.9
---------------------------------------------------- ------------ -------------
Non-producing property costs                             0.9            3.2
---------------------------------------------------- ------------ -------------
Foreign exchange hedging loss                              -            3.2
---------------------------------------------------- ------------ -------------
Income and mining taxes                                 (0.2)             -
---------------------------------------------------- ------------ -------------
Loss before asset valuation adjustments                (19.9)         (40.8)
---------------------------------------------------- ------------ -------------
Write-down of properties                                   -           70.3
---------------------------------------------------- ------------ -------------
Net loss                                               (19.9)        (111.1)
---------------------------------------------------- ------------ -------------
Non-cash expenditures                                   28.5          101.7
---------------------------------------------------- ------------ -------------
Operating cash flow (outflow)
(before changes in non-cash working capital items)       8.6           (9.4)
---------------------------------------------------- ------------ -------------

EARNINGS STATEMENT REVIEW - 2002 AND 2001

     PRODUCTION AND GROSS REVENUE

Sales of zinc, lead and copper concentrate increased by 3 percent in 2002 from 2001 (518,820 tonnes compared with 505,521 tonnes).

------------------------------------------------ ------------- --------------
SALES BY METAL IN CONCENTRATE ($ THOUSANDS)           2002           2001
------------------------------------------------ ------------- --------------
Zinc - tonnes                                        206,631        184,418
------------------------------------------------ ------------- --------------
Lead - tonnes                                         17,977         12,086
------------------------------------------------ ------------- --------------
Copper - tonnes                                        5,447          6,543
------------------------------------------------ ------------- --------------
Gold - ozs                                            25,364         39,884
------------------------------------------------ ------------- --------------
Silver - ozs                                       2,226,474      1,995,913
------------------------------------------------ ------------- --------------

Gross revenue from sales increased slightly to $305.4 million in 2002 compared with $304.0 million in 2001.

Zinc metal sales increased by 12 percent while zinc gross revenue decreased slightly due to the lower price of zinc. The weaker Canadian dollar increased gross revenue by $4.1 million. The majority of this gain is offset by increased operating costs as a significant portion of operating costs are incurred in US dollars.

------------------------------------------------ ------------- --------------
GROSS SALES REVENUE BY METAL ($ thousands)            2002           2001
------------------------------------------------ ------------- --------------
Zinc (US$)                                           160,223        160,990
------------------------------------------------ ------------- --------------
Lead (US$)                                             8,397          5,798
------------------------------------------------ ------------- --------------
Copper (US$)                                           8,688         10,656
------------------------------------------------ ------------- --------------
Gold (US$)                                             7,781         10,834
------------------------------------------------ ------------- --------------
Silver (US$)                                          10,111          8,839
------------------------------------------------ ------------- --------------
  Total Metal Sales Revenue (US$)                    195,200        197,117
------------------------------------------------ ------------- --------------
  Gross Sales Revenue (CDN$)                         305,354        304,037
------------------------------------------------ ------------- --------------

Production of zinc in concentrate in 2002 increased by 2 percent over 2001 despite the Nanisivik mine closing in September 2002. Zinc in concentrate production at the Bouchard-Hebert and El Toqui mines increased by 24 percent and 10 percent respectively, more than offsetting the lower production at the other mines.

------------------------------------------------ ------------- --------------
ZINC PRODUCTION (MILLION POUNDS ZINC
CONTAINED IN CONCENTRATE)                             2002           2001
------------------------------------------------ ------------- --------------
Nanisivik                                              109.2          113.6
------------------------------------------------ ------------- --------------
El Mochito                                             102.2          106.9
------------------------------------------------ ------------- --------------
Bougrine                                                74.3           83.4
------------------------------------------------ ------------- --------------
El Toqui                                                79.2           71.8
------------------------------------------------ ------------- --------------
Bouchard-Hebert                                        112.9           90.7
------------------------------------------------ ------------- --------------
Total zinc production                                  477.7          466.4
------------------------------------------------ ------------- --------------

The Company periodically hedges against fluctuations in metal prices and foreign exchange. For 2002, gross revenue decreased by $1.1 million as a result of hedging activities compared with a $0.6 million reduction during 2001. The net result of the hedging activities for 2002 includes $0.7 million due to the decrease in the hedge contract liability compared with $0.9 million in 2001. Certain of the Company's mining operations receive sales revenue in US dollars while incurring costs in other currencies such as the Canadian dollar and Tunisian Dinar. To protect against adverse changes in these exchange rates, the Company sold forward US$30.0 million at an average exchange rate of Cdn$1.4802 and US$1.5 million for Euros at the rate of US$0.8899 for 2002. Due to the decision to close the Nanisivik mine in September 2002, the exchange hedge position applicable to 2003 was cancelled and the Company recognized a hedging loss of $3.2 million in 2001.

NET REVENUE

Net revenue, or net smelter return, which represents the value of concentrates sold after paying treatment charges, freight and marketing costs, increased by 4 percent to $168.6 million in 2002 from $161.8 million in 2001. Treatment charges, the amount paid to smelters for refining concentrates to produce metal, and shipping and marketing costs decreased by 3 percent to $136.7 million in 2002 from $142.2 million in 2001. Treatment charges, shipping and marketing expenses amounted to 44.8 percent of gross revenue in 2002 compared with 46.8 percent in 2001. Treatment charges per tonne of concentrate expressed as a cost per pound of payable zinc sold were 11 percent lower at US$0.167 in 2002 from US$0.187 in 2001.

OPERATING COSTS

Direct operating costs of $147.6 million in 2002 were $284.59 per tonne of concentrate sold compared with $153.2 million or $303.03 per tonne sold in 2001. Minesite operating costs per tonne of ore milled decreased slightly to

US$27.18 in 2002 from US$27.26 in 2001. The total cash cost per pound of payable zinc, which includes all minesite cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, was US$0.32 per pound of payable zinc in 2002 compared with US$0.36 per pound of payable zinc in 2001.

Inventory is carried at the lower of cost or market. For the year 2001, costs in excess of market value, principally at Nanisivik mine, were added to the direct operating costs. During, 2002, no such adjustment was necessary.

------------------------------------------------ ------------- --------------
DIRECT OPERATING COSTS ($ MILLIONS)                   2002           2001
Bouchard-Hebert                                       36.9           35.4
------------------------------------------------ ------------- --------------
Nanisivik                                             34.5           43.5
------------------------------------------------ ------------- --------------
Bougrine                                              22.8           20.8
------------------------------------------------ ------------- --------------
El Mochito                                            34.2           33.5
------------------------------------------------ ------------- --------------
El Toqui                                              19.2           20.0
------------------------------------------------ ------------- --------------
Total                                                147.6          153.2
------------------------------------------------ ------------- --------------

OTHER EXPENSES (INCOME)

Other expenses, net of miscellaneous income, were $9.7 million in 2002 compared with $10.9 million in 2001. General and administrative expenses decreased by $1.2 million mostly due to a reduction in staff and office costs. Interest and financing expense decreased by $2.9 million. The foreign exchange adjustment resulting from credit facilities denominated in US dollars changed from a loss of $4.7 million in 2001 to a gain of $0.7 million in 2002, a favourable swing of $5.4 million. The carrying value of the debt is measured at the end of the period. In 2002, the Canadian dollar strengthened against the US dollar from
1.5926 at the end of 2001 to 1.5796 at the end of 2002. Lower investment and other income, which decreased by $8.3 million, offset most of these improvements.

------------------------------------------------ ------------- --------------
OTHER EXPENSES (INCOME) ($ MILLIONS)                  2002           2001
------------------------------------------------ ------------- --------------
General and administrative                             6.2            7.4
------------------------------------------------ ------------- --------------
Interest expense and financing                         5.1            8.0
------------------------------------------------ ------------- --------------
Investment income                                     (0.9)          (9.2)
------------------------------------------------ ------------- --------------
Foreign exchange                                      (0.7)           4.7
------------------------------------------------ ------------- --------------
  Total Other Expenses net of other income             9.7           10.9
------------------------------------------------ ------------- --------------
Non-producing property costs                           0.8            3.2
------------------------------------------------ ------------- --------------
Income and mining taxes                               (0.2)             -
------------------------------------------------ ------------- --------------
  Total                                               10.3           14.1
------------------------------------------------ ------------- --------------

OTHER NON-PRODUCING PROPERTY COSTS

The costs related to properties being held on care and maintenance decreased to $0.9 million in 2002 from $3.2 million in 2001. These costs include the costs to maintain the Caribou and Langlois properties on care and maintenance, exploration costs and $0.9 million of revenue received from optioned properties in 2002.

OPERATING REVIEW - 2002 AND 2001

     OPERATIONS

For the year ended December 31, 2002, zinc, copper and gold production are shown in the table below.

OPERATIONS SUMMARY
--------------------------------------------------------------------------------
                                                     YEARS ENDED DECEMBER 31,
                                                --------------------------------
                                                      2002             2001
                                                ---------------- ---------------
Ore Milled (tonnes)                                3,077,811        3,311,290
----------------------------------------------- ---------------- ---------------
  Zinc (%)                                               7.8              7.2
----------------------------------------------- ---------------- ---------------
Concentrate Production
----------------------------------------------- ---------------- ---------------
  Zinc (tonnes)                                      403,661          394,982
----------------------------------------------- ---------------- ---------------
  Copper (tonnes)                                     37,680           42,138
----------------------------------------------- ---------------- ---------------
  Lead (tonnes)                                       18,747           19,799
----------------------------------------------- ---------------- ---------------
  Gold (tonnes)                                        5,424            3,389
----------------------------------------------- ---------------- ---------------
Metal in Concentrates
----------------------------------------------- ---------------- ---------------
  Zinc (tonnes)                                      216,663          211,544
----------------------------------------------- ---------------- ---------------
  Copper (tonnes)                                      6,055            6,932
----------------------------------------------- ---------------- ---------------
  Lead (tonnes)                                       12,693           13,174
----------------------------------------------- ---------------- ---------------
  Silver (ounces)                                  2,957,221        2,940,360
----------------------------------------------- ---------------- ---------------
  Gold (ounces)                                       24,804           38,500
----------------------------------------------- ---------------- ---------------
Minesite Operating Costs
----------------------------------------------- ---------------- ---------------
  Per tonne milled (US$)                               27.18            27.26
----------------------------------------------- ---------------- ---------------
Total Cash Costs
----------------------------------------------- ---------------- ---------------
  Per pound payable zinc (US$)                          0.32             0.36
----------------------------------------------- ---------------- ---------------

The following table summarizes key financial information for each of the Company(1)s operating mines.

--------------------------------------------------------------------------------------------------------
                                                Contribution (Loss)
                                                   From Mining                               Capital
                              Gross Revenue       Activities(1)      Non-cash Costs(2)     Expenditures
--------------------------- -----------------  -------------------- ------------------- ----------------
($ millions)                  2002    2001       2002       2001       2002     2001       2002    2001
--------------------------- -----------------  -------------------- ------------------- ----------------
Bouchard-Hebert               81.9    82.8        3.0        7.7       9.7      8.3        1.7     1.7
--------------------------- -----------------  -------------------- ------------------- ----------------
Nanisivik                     69.0    54.5       (1.6)     (20.3)      3.2      4.3          -     3.9
--------------------------- -----------------  -------------------- ------------------- ----------------
Bougrine                      40.9    49.7       (8.5)      (3.5)      8.1      9.5        2.0     3.0
--------------------------- -----------------  -------------------- ------------------- ----------------
El Mochito                    69.5    68.4       (2.9)      (6.6)      6.8      6.7        2.3     2.4
--------------------------- -----------------  -------------------- ------------------- ----------------
El Toqui                      44.1    48.6        0.5       (0.7)      2.6      3.1        2.9     5.5
--------------------------- -----------------  -------------------- ------------------- ----------------
Langlois                         -       -          -          -         -        -        0.9     4.1
--------------------------- -----------------  -------------------- ------------------- ----------------
Total                        305.4   304.0       (9.5)     (23.4)     30.4     31.9        9.8    20.6
--------------------------- -----------------  -------------------- ------------------- ----------------

1) After non-cash costs.
2) Depreciation, depletion and reclamation costs.

     BOUCHARD-HEBERT MINE

Mining of the Bouchard-Hebert deposit in 2002 was in the upper portions of the deposit, where the zinc grades are higher than in the lower portion of the mine. The zinc grade was 24 percent greater in 2002, while the precious metals and copper grades were lower than 2001. As a result, production of zinc in concentrate was 51,197 tonnes in 2002 compared with 41,150 tonnes in 2001. It is expected that this grade will continue throughout the remaining life of the mine.

The mine had an operating profit of $3.0 million in 2002 compared with $7.7 million in 2001. Operating cash flow was $12.7 million on gross sales revenue of $81.9 million in 2002 compared with $16 million in 2001 on gross sales revenue of $82.8 million. Capital expenditures in 2002 were $1.7 million compared with $1.7 million in 2001. No capital expenditures are expected over the balance of the mine life.

------------------------------------------------- ------------------------------
PRODUCTION STATISTICS                                YEAR ENDED DECEMBER 31,
------------------------------------------------- --------------- --------------
                                                     2002               2001
------------------------------------------------- --------------- --------------
Ore Milled (tonnes)                                1,050,009          1,045,435
------------------------------------------------- --------------- --------------
  Zinc (%)                                               5.6                4.5
------------------------------------------------- --------------- --------------
  Copper (%)                                             0.7                0.8
------------------------------------------------- --------------- --------------
  Silver (grams/tonne)                                    39                 46
------------------------------------------------- --------------- --------------
  Gold (grams/tonne)                                     1.2                1.5
------------------------------------------------- --------------- --------------
Concentrate Production
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       94,914             75,741
------------------------------------------------- --------------- --------------
    Recovery (%)                                        87.6               86.7
------------------------------------------------- --------------- --------------
    Grade (%)                                           53.9               54.3
------------------------------------------------- --------------- --------------

------------------------------------------------- ------------------------------
PRODUCTION STATISTICS                                YEAR ENDED DECEMBER 31,
------------------------------------------------- ------------------------------
                                                     2002               2001
------------------------------------------------- --------------- --------------
  Copper (tonnes)                                     37,680             42,138
------------------------------------------------- --------------- --------------
    Recovery (%)                                        85.2               84.4
------------------------------------------------- --------------- --------------
    Grade (%)                                           16.1               16.5
------------------------------------------------- --------------- --------------
Metal in Concentrates
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       51,197             41,150
------------------------------------------------- --------------- --------------
  Copper (tonnes)                                      6,055              6,932
------------------------------------------------- --------------- --------------
  Silver (ounces)                                    446,755            562,093
------------------------------------------------- --------------- --------------
  Gold (ounces)                                       20,122             28,477
------------------------------------------------- --------------- --------------
Minesite Operating Costs
------------------------------------------------- --------------- --------------
  Per tonne milled (Cdn$)                              34.99              33.46
------------------------------------------------- --------------- --------------
Total Cash Costs
------------------------------------------------- --------------- --------------
  Per pound payable zinc (US$)                          0.28               0.28
------------------------------------------------- --------------- --------------

     NANISIVIK MINE

The Nanisivik mine was permanently closed in September 2002. Zinc production was only 4 percent lower in 2002 than 2001 despite only operating for nine months. The Dense Media Separation plant, which commenced operating in July 2001 provided, on average, a 27 percent increase to the zinc head grade resulting in a zinc grade to the mill of 10.0 percent compared with 6.9 percent in 2001. Forty days prior to the closing of the mine, a failure of the ball mill discharge trunion resulted in a production loss and property damage. The event is covered by insurance and a financial settlement is imminent. An amount of $1.0 million has been included in revenue in 2002.

Reclamation activities at Nanisivik commenced during 2002 and are ongoing, with many technical studies and reports to be completed and filed throughout 2003, culminating in the final closure plan for Nanisivik, which is due on December 15, 2003. The Nunavut Water Board (NWB) issued a renewal water license on October 10, 2002 to cover the period October 1, 2002 to May 1, 2008, during which period all reclamation work and post-closure monitoring will be completed. Although the final amount and form of the financial security are currently under discussion, the water license requires that CanZinco Ltd., a wholly-owned subsidiary of Breakwater and owner of the Nanisivik mine, post total financial security in the amount of $17.6 million. The amount of financial security recommended by the NWB is a reflection of the submissions made to them by DIAND and others on this topic and is significantly at odds with the Company's estimate of closure costs which is approximately $9.2 million. The Company continues to strongly defend its estimate of closure costs as being more realistic and indicative of the amount and nature of work to be completed. Of that amount, $6.0 million has previously been posted pursuant to the expired water license. These amounts do not take into consideration the salvage value of the assets remaining at Nanisivik, all of which are being reviewed for possible sale. As well, these amounts do not take into consideration the value of equipment and supplies that were purchased and are currently located at Nanisivik, earmarked for reclamation activities, and the considerable amount of reclamation work that was completed prior to and immediately following the closure of the mine. In addition, discussions with the Government of Nunavut have been ongoing for some time regarding the infrastructure at Nanisivik, with the greatest level of interest currently being demonstrated for the fuel tank farm located near the deep sea port.

The mine had an operating loss of $1.6 million in 2002 compared with $20.3 million in 2001. Operating cash outflow was $1.6 million on gross sales revenue of $69.0 million in 2002 compared with a cash outflow of $16.0 million in 2001 on gross sales revenue of $54.5 million. Capital expenditures in 2002 were nil compared with $3.9 million in 2001.

------------------------------------------------- ------------------------------
PRODUCTION STATISTICS                                YEAR ENDED DECEMBER 31,
------------------------------------------------- ------------------------------
                                                     2002               2001
------------------------------------------------- --------------- --------------
Ore Milled (tonnes)                                  516,544            774,920
------------------------------------------------- --------------- --------------
  Zinc (%)                                              10.0                6.9
------------------------------------------------- --------------- --------------
  Silver (grams/tonne)                                    42                 30
------------------------------------------------- --------------- --------------
Concentrate Production
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       87,644             90,979
------------------------------------------------- --------------- --------------
    Recovery (%)                                        96.0               95.7
------------------------------------------------- --------------- --------------
    Grade (%)                                           56.5               56.6
------------------------------------------------- --------------- --------------
Metal in Concentrate
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       49,514             51,512
------------------------------------------------- --------------- --------------
  Silver (ounces)                                    528,049            539,380
------------------------------------------------- --------------- --------------

------------------------------------------------- ------------------------------
PRODUCTION STATISTICS                                YEAR ENDED DECEMBER 31,
------------------------------------------------- ------------------------------
                                                     2002               2001
------------------------------------------------- --------------- --------------
Minesite Operating Costs
------------------------------------------------- --------------- --------------
  Per tonne milled (Cdn$)                              50.87              50.33
------------------------------------------------- --------------- --------------
Total Cash Costs
------------------------------------------------- --------------- --------------
  Per pound payable zinc (US$)                          0.34               0.42
------------------------------------------------- --------------- --------------

     BOUGRINE MINE

The Bougrine mine production of zinc in concentrate decreased in 2002 as a result of a significant decline in the zinc grade due to limited mill feed from the higher-grade F-3 zone. The F-3 zone was out of service from April to mid-July while a cemented fill placement program was underway. Zinc grades returned to normal once the program was completed.

In an ongoing effort to increase the mineral reserves and resources of the mine and extend mine life, the Company is continuing its discussions with the Tunisian authorities to provide additional material from other known mineral deposits in the area.

The mine had an operating loss of $8.5 million in 2002 compared with $3.5 million in 2001. Operating cash outflow was $0.4 million on gross sales revenue of $40.9 million in 2002 compared with operating cash flow of $6.0 million in 2001 on gross sales revenue of $49.7 million. Capital expenditures in 2002 were $2.0 million compared with $3.0 million in 2001.

------------------------------------------------- ------------------------------
PRODUCTION STATISTICS                                YEAR ENDED DECEMBER 31,
------------------------------------------------- ------------------------------
                                                     2002               2001
------------------------------------------------- --------------- --------------
Ore Milled (tonnes)                                  423,414            411,052
------------------------------------------------- --------------- --------------
  Zinc (%)                                               9.7               11.5
------------------------------------------------- --------------- --------------
  Lead (%)                                               1.5                2.1
------------------------------------------------- --------------- --------------
Concentrate Production
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       61,656             69,724
------------------------------------------------- --------------- --------------
    Recovery (%)                                        81.8               80.2
------------------------------------------------- --------------- --------------
    Grade (%)                                           54.7               54.3
------------------------------------------------- --------------- --------------
  Lead (tonnes)                                        6,859              9,869
------------------------------------------------- --------------- --------------
    Recovery (%)                                        75.1               76.3
------------------------------------------------- --------------- --------------
    Grade (%)                                           66.6               65.1
------------------------------------------------- --------------- --------------
Metal in Concentrates
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       33,706             37,832
------------------------------------------------- --------------- --------------
  Lead (tonnes)                                        4,565              6,424
------------------------------------------------- --------------- --------------
Minesite Operating Costs
------------------------------------------------- --------------- --------------
  Per tonne milled (US$)                               32.19              28.82
------------------------------------------------- --------------- --------------
Total Cash Costs
------------------------------------------------- --------------- --------------
  Per pound payable zinc (US$)                          0.36               0.33
------------------------------------------------- --------------- --------------

     EL MOCHITO MINE

El Mochito achieved a record mill throughput of 663,385 tonnes of ore in 2002, up 2 percent from 2001. However, with the zinc grade returning to the mineral reserve and resource levels of 7.5 percent, production of zinc was down 4 percent from 2001.

The record performance was achieved while the employees also set a new safety record of having worked 1,175,051 person hours without experiencing a lost-time accident.

The mine had an operating loss of $2.9 million in 2002 compared with $6.6 million in 2001. Operating cash flow was $3.9 million on gross sales revenue of $69.5 million in 2002 compared with operating cash flow of $0.1 million in 2001 on gross sales revenue of $68.4 million. Capital expenditures in 2002 were $2.3 million compared with $2.4 million in 2001.

------------------------------------------------- ------------------------------
PRODUCTION STATISTICS                                YEAR ENDED DECEMBER 31,
------------------------------------------------- ------------------------------
                                                     2002               2001
------------------------------------------------- --------------- --------------
Ore Milled (tonnes)                                  663,385            652,331
------------------------------------------------- --------------- --------------
  Zinc (%)                                               7.5                8.0
------------------------------------------------- --------------- --------------
  Lead (%)                                               1.5                1.3
------------------------------------------------- --------------- --------------
  Silver (grams/tonne)                                    90                 81
------------------------------------------------- --------------- --------------
Concentrate Production
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       88,697             93,133
------------------------------------------------- --------------- --------------
    Recovery (%)                                        93.0               92.8
------------------------------------------------- --------------- --------------
    Grade (%)                                           52.2               52.1
------------------------------------------------- --------------- --------------
  Lead (tonnes)                                       11,888             9,930
------------------------------------------------- --------------- --------------
    Recovery (%)                                        80.6               79.4
------------------------------------------------- --------------- --------------
    Grade (%)                                           68.4               68.0
------------------------------------------------- --------------- --------------
Metal in Concentrates
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       46,339             48,485
------------------------------------------------- --------------- --------------
  Lead (tonnes)                                        8,128              6,750
------------------------------------------------- --------------- --------------
  Silver (ounces)                                  1,700,034          1,505,659
------------------------------------------------- --------------- --------------
Minesite Operating Costs
------------------------------------------------- --------------- --------------
  Per tonne milled (US$)                               28.40              30.59
------------------------------------------------- --------------- --------------
Total Cash Costs
------------------------------------------------- --------------- --------------
  Per pound payable zinc (US$)                          0.32               0.37
------------------------------------------------- --------------- --------------


     EL TOQUI MINE

The El Toqui mine produced 10 percent more zinc in concentrate in 2002 than in 2001.

Metallurgical improvements resulted in record zinc recoveries and concentrate grades. Recoveries reached 92.1 percent in 2002 from 89.9 percent in 2001, while the zinc concentrate grade reached 50.8 percent in 2002 from 49.8 percent in 2001.

The mine had an operating profit of $0.5 million in 2002 compared with an operating loss of $0.7 million in 2001. Operating cash flow was $3.1 million on gross sales revenue of $44.4 million in 2002 compared with operating cash flow of $2.4 million in 2001 on gross sales revenue of $48.6 million. Capital expenditures in 2002 were $2.9 million compared with $5.5 million in 2001.

------------------------------------------------- ------------------------------
PRODUCTION STATISTICS                                YEAR ENDED DECEMBER 31,
------------------------------------------------- ------------------------------
                                                     2002               2001
------------------------------------------------- --------------- --------------
Ore Milled (tonnes)                                  424,459            427,552
------------------------------------------------- --------------- --------------
  Zinc (%)                                               9.2                8.5
------------------------------------------------- --------------- --------------
  Gold (grams/tonne)                                     0.7                1.4
------------------------------------------------- --------------- --------------
Concentrate Production
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       70,752             65,405
------------------------------------------------- --------------- --------------
    Recovery (%)                                        92.1               89.9
------------------------------------------------- --------------- --------------
    Grade (%)                                           50.8               49.8
------------------------------------------------- --------------- --------------
  Gold (tonnes)                                        5,424              3,389
------------------------------------------------- --------------- --------------
    Recovery (%)                                        49.9               52.7
------------------------------------------------- --------------- --------------
    Grade (grams/tonne)                                 26.9               92.0
------------------------------------------------- --------------- --------------
Metal in Concentrates
------------------------------------------------- --------------- --------------
  Zinc (tonnes)                                       35,907             32,565
------------------------------------------------- --------------- --------------
  Gold (ounces)                                        4,682             10,023
------------------------------------------------- --------------- --------------
  Silver (ounces)                                    282,383            333,228
------------------------------------------------- --------------- --------------
Minesite Operating Costs
------------------------------------------------- --------------- --------------
  Per tonne milled (US$)                               26.04              25.08
------------------------------------------------- --------------- --------------
Total Cash Costs
------------------------------------------------- --------------- --------------
  Per pound payable zinc (US$)                          0.32               0.35
------------------------------------------------- --------------- --------------

     LANGLOIS MINE

The Langlois mine was acquired effective May 1, 2000 as a package including the Bouchard-Hebert mine. Operations were temporarily suspended in November 2000 due to low metal prices and problems with the ore pass system. Prior to the closure, the mine was operating at a production level significantly less than required to operate the mine economically. Delineation drilling of Zone 97 after the acquisition significantly increased mineral reserves and mineral grades from the Company's previous estimates.

A feasibility study to reopen the Langlois mine was completed by SRK Consulting
(SRK) in August 2001 indicating a net pre-tax cash flow of $60.9 million based on a zinc price of US$0.50/lb, a copper price of US$0.80/lb and a silver price of US$5.00/oz. The internal rate of return was 24.0 percent and the NPV at 8.0 percent was $26.4 million. The capital and working capital requirements to bring the mine to production total $25.7 million. An additional $7.5 million is required during the first year of full production.



On February 12, 2003, the Company announced preliminary in-fill drilling results from the 7,935 metre diamond drill program currently underway at the Langlois mine. The objective of this drill program is to further delineate and upgrade resources to reserves in Zone 97, both above the 6 level and below the 13 level. Once the present drill program is complete, SRK will update the feasibility study to include any new mineral reserves. Management expects the study will be completed during the second quarter of 2003.

It is expected that the Langlois mine will replace production lost from the closing of the Bouchard-Hebert mine, which is expected to occur in 2005 unless new mineral reserves are identified.

     CARIBOU MINE

The Caribou mine remained on care and maintenance during 2002. The non-cash charge to earnings in 2001 includes an amount of $53.4 million to write down the carrying value of the Caribou mine, to $nil. In addition, costs of $1.7 million were incurred in 2002 for care and maintenance compared with $2.1 million during 2001. These costs are included as non-producing property costs.

LIQUIDITY AND FINANCIAL POSITION REVIEW

     LIQUIDITY

As at December 31, 2002, the Company's total borrowings were $78.7 million, down from $80.4 million at the end of 2001. Of the total debt, the Syndicated Credit Facility included:
1.  US$22.6 million, the balance of the Term Credit Facility;
2. US$6.5 million, the amount of the Supplemental Term Facility. In November 2001, the Company completed a refinancing agreement whereby the existing Term Credit Facility was increased by US$6.5 million. Under the agreement, Dundee Bancorp Inc., ("Dundee"), a significant shareholder of the Company agreed to post a letter of credit to support the Supplemental Term Facility; and
3. US$16.0 million, drawn from the Revolver. The Revolver is repayable from the collection of accounts receivable and sale of concentrates inventory and can be redrawn as required based upon approximately 90 percent of the value of accounts receivable and 80 to 90 percent of concentrate inventory value at any time depending on the inventory's location.

The Syndicated Credit Facility was due to expire on January 2, 2003. In December 2002, the Company announced that the due date of its Syndicated Credit Facility, which includes the Term Credit Facility, the Supplemental Term Facility and the Revolver, was extended to January 2, 2004. As part of the extension to January 2, 2004, the Revolver is capped at US$30.0 million from US$45.0 million under the previous agreement. With the closure of the Nanisivik mine, this cap is considered adequate to meet the Company's future requirements.

In addition to the above Syndicated Credit Facility, the Company has miscellaneous unsecured debt totalling $7.5 million at the end of 2002 compared with $10.3 million at the end of 2001. Of this amount $3.2 million is in the form of a prepayment for zinc concentrates by a customer of the Company compared with $6.4 million in 2001. The payment of fees of $1.0 million associated with current and previous financing activities has been deferred by agreement to January 2, 2004. This $1.0 million amount is due to Dundee Securities Corporation for past services not related to the above noted financing. Bank fees related to the refinancing in 2001 in the amount of $0.9 million remain outstanding and are due in December 2003.

As part of the refinancing in 2001, the Company agreed to complete a rights offering to its shareholders in the amount of $15.0 million. The rights offering was completed in May, 2002 and the Company issued 94,455,000 common shares at $0.20 per share for net proceeds of $17.6 million after costs of the issue. The successful rights offering allowed the Company to meet its operating and capital requirements for the year 2002 as metal prices failed to recover.

     LIQUIDITY RISK

The price of zinc is currently at a 15-year low in absolute terms and in real terms at its lowest levels since the 1930's, and has declined steadily to this level since the latter months of 2000. The Company is unable to withstand continued low metal prices for an extended period without the ability to source cash required from sources other than operating cash flow. Recent debt financing combined with the rights offering have supported the operations during 2002. Going forward into 2003, a zinc price in excess of US$800 is required to support operations to the end of the year. In the event that the price of zinc does not exceed this level, the Company will be required to find an alternative source of financing. There is no certainty that an alternative source of financing will be available to the Company.

World events, including the threat of war and bankruptcies of several major companies, have put serious stress on the ability of insurers to continue to provide support as they have in the past. The surety market is shrinking and, as a result, the availability of environmental bonding is being threatened. It is not unlikely that some or all of the Company's environmental bonds, which amount to approximately $13.0 million, may be withdrawn or that the Company may be required to provide security in the form of cash or letters of credit which would use a significant portion of available credit lines. Provision for such an event has not been included in the forecast for the year. In the event that the bonds are cancelled and the Company is unable to post adequate security, the Company could be in default under the Syndicated Credit Facility. The Lenders are secured with all of the assets of the Company and, in the event of default, could realize on their security. Management is pursuing alternative solutions to protect the assets in the event that the bonds are cancelled. At this time there is no assurance that such alternatives will be available.


     WORKING CAPITAL

Working capital at the end of 2002 was $22.3 million compared with $5.0 million at the end of 2001. Cash and cash equivalents were $6.4 million at the end of 2002 compared with $3.3 million at the end of 2001. This amount represents the normal working cash balance, which is maintained by varying the amount drawn under the Revolver. The improvement in working capital is directly related to the completion of the rights offering mentioned earlier.

     CURRENT ASSETS

Current assets decreased to $87.1 million in 2002 from $96.0 million at the end of 2001. Accounts receivable for concentrate sales increased by $13.1 million while the concentrate and supplies inventories decreased by $16.5 million and $9.1 million, respectively. These lower inventories are a direct result of having closed the Nanisivik mine in September 2002. Miscellaneous receivables for activities unrelated to concentrate sales increased to $6.9 million in 2002, a $0.7 million increase from 2001. This increase is partly due to an amount of $0.6 million receivable under an insurance claim for the ball mill failure at the Nanisivik mine in 2002.

     CURRENT LIABILITIES

Current liabilities decreased to $64.8 million at the end of 2002, from $90.9 million at the end of 2001. Of this decrease, accounts payable are lower by $18.4 million largely due to the Nanisivik closure. Accounts payable were unusually high at the end of 2001 due to the Company's inability to generate sufficient cash flow to pay suppliers for supplies delivered to the Nanisivik mine during the summer of 2001. All overdue amounts have now been paid and the accounts payable reflect normal terms. Provisional payments to December 2002 for concentrate inventory shipped but not priced decreased by $3.0 million from December 2001. These provisional payments represent contractual payments for concentrates shipped to customers but not yet recognized as sales.

     LONG-TERM LIABILITIES

Long-term debt at the end of 2002 was $48.4 million compared with $46.4 million at the end of 2001. The increase includes $6.4 million drawn under the Supplemental Term Facility, offset by a $3.2 million concentrate prepayment due in December 2003 and moved to current debt. In addition, $0.9 million of bank fees, which were included in long-term debt, are now due in 2003 and were reclassified to short-term debt.

Reclamation and closure cost accruals decreased by $2.0 million in 2002 reflecting an increase in the provision by $2.9 million offset by $2.2 million reclassified to current liabilities for expenditure expected to be incurred at the Nanisivik mine.

     USES OF CASH

Cash used for investing activities in 2002 was $11.1 million compared with $20.7 million in 2001. This $9.6 million decrease reflects lower capital expenditures at the mines.

     EQUITY

During 2002, the Company issued 1,375,000 common shares under the employee share purchase plan for $264,000 compared with 809,000 common shares issued for $702,000 in 2001. In 2001, 1,000,000 common shares were issued under the Share Bonus Plan for $200,000. In May 2002, 94,455,000 common shares were issued pursuant to a rights offering for net proceeds of $17.6 million and 3,603,000 common shares were issued for $638,000 to repurchase certain assets sold in 2001. At the end of 2002, the Company had issued and outstanding common shares of approximately 193.3 million compared with 93.8 million at the end of 2001.

Shareholders' equity as at December 31, 2002 was $95.6 million compared with $98.6 million as at December 31, 2001 reflecting a loss of $19.9 million for 2002 offset by $19.2 million of common share issues during the year.

RISKS AND UNCERTAINTIES

In addition to the liquidity risk discussed earlier, the following is a discussion of some of the most significant risks facing the Company.

The most significant risk affecting the profitability and viability of the Company is the fluctuation of metal prices, particularly zinc, as the Company's earnings and cash flow are highly sensitive to changes in the price of zinc. Low metal prices can impair the Company's liquidity and, if they persist for an extended period, the Company is required to look to alternatives other than cash flow to maintain its liquidity until metal prices recover. This is the situation that the Company faces today as metal prices remain at historical lows. Other risks facing the Company include fluctuations in treatment charges, operating, geological and environmental risks associated with mining and, due to the varied geographic locations of the Company's operations, political risks.

     ZINC PRICES RISK

The profitability of any mining operation in which the Company has an interest is significantly affected by the market price of zinc. It is estimated that each US$0.01 per pound change impacts earnings and cash flow by approximately $4.2 million during 2003. Tables earlier in this section show the approximate impact on the Company's earnings of variations in metal prices, the US/Canadian dollar exchange rate and treatment charges, based on current plans for 2003 and assuming the changes were to remain in effect for the full year.

Fluctuations in the price of zinc are influenced by numerous factors beyond the control of the Company. Interest rates, inflation, exchange rates, the world supply and demand for zinc and more recently the threat of war can all cause significant fluctuations in zinc prices. Such external economic factors are in turn influenced by changes in international economic growth patterns and political developments.

     OPERATING, GEOLOGICAL AND ENVIRONMENTAL RISK

The Company maintains high operating standards at all of its operations by adopting stringent social, safety and operating practices. The Company focuses on environmental protection, employee training and safety. A program of regular reviews is structured to continually identify risks and control loss at every level. Co-operation with the Company's insurers increases the effectiveness of the Company's loss control programs.

Changing environmental laws and regulations can create uncertainty with regard to future reclamation costs. In addition, the review process can be lengthy and complex and delay both the commissioning and decommissioning of projects. To minimize this risk, the Company monitors environmental issues on an ongoing basis and believes reasonable provision for future environmental costs has been made and is reflected in the financial statements.

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OUTLOOK

In the short-term, the prime determinant of the Company's earnings and cash flow will be the price of zinc. The economic slowdown and possible recession in the United States economy are having a negative impact on metal prices. Zinc prices are likely to remain weak until there are reasonable signs of recovery in the economy and the automotive industry in particular. The extended period of low metal prices has forced the closure of several of the world's mines including the premature closing of the Company's Nanisivik mine. Recent smelter closure announcements have been attributed to low metal prices combined with low treatment charges caused by a current shortage of zinc concentrates. These combined closures should help, in the longer term, to reduce the supply of zinc, which should result in an increase in the price.

The Company's 2003 operating plan combined with a minimum zinc price of US$800 per tonne is adequate to support the Company's liquidity needs until the end of 2003. Unless metal prices recover, the Company will be required to find alternate sources of financing to meet its cash requirements beyond 2003.

The last seven years have been a period of significant production growth for the Company through the acquisition of five mines. As well, operating improvements have been made at all the Company's mines resulting in increased production and lower unit costs. Going forward, with improved prices, the Company expects the benefit of these acquisitions and improvements will be reflected in improved financial performance and shareholder value.

Looking ahead, the Company has several opportunities from projects currently owned. These include expansion of production at the El Toqui mine and the reopening of the Langlois mine to replace the declining production from the expected closure of the Bouchard-Hebert mine. Price permitting, the Caribou mine also represents an opportunity for growth.

It is management's intent, as in the past, to grow the Company in a manner that is accretive to its shareholders. The Company's vision is to grow its business and increase its ranking in the top 10 global zinc concentrate producers. Management believes that the future for zinc will improve over the next several years as mine and smelter closures continue. With few new projects anticipated and consumption growth fueled by increasing demand in China, the supply/demand balance is expected to improve dramatically. Vertical integration by acquiring interest in a smelter is not precluded however the Company believes its real strength lies in mining, and while increasing its position in zinc, is also open to diversification into mining of other metals.